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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                     FORM 15
                                    ---------

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-10583

                             FUQUA ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


                         ONE ATLANTIC CENTER, SUITE 5000
                        1201 WEST PEACHTREE STREET, N.W.
                                ATLANTA, GA 30346
                                 (404) 815-2000

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $2.50 PAR VALUE PER SHARE

            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)   [ ]
            Rule  12g-4(a)(2)(ii)  [ ]     Rule 15d-6             [ ]
            Rule 12h-3(b)(1)(i)    [X]

      Approximate number of holders of record as of the certification or notice date: 1
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      Pursuant to the requirements of the Securities Exchange Act of 1934, Fuqua
Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    FUQUA ENTERPRISES, INC.

DATE: December 30, 1997             By: /s/ Richard S. Kolodny
                                        _________________________
                                    Name: Richard S. Kolodny
                                    Title: Vice-President


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